Attachment to Form 4
JOINT FILER INFORMATION
Name and Address:	Third Point LLC
390 Park Avenue
New York, NY 10022
Date of Event Requiring Statement:	11/10/16
Issuer and Ticker Symbol:	Apigee Corporation [APIC]
Relationship to Issuer:	10% Owner
Designated Filer:	Daniel S. Loeb
TABLE I INFORMATION
Title of Security:	Common Stock
Transaction Date:	November 10, 2016
Transaction Code:	U
Amount of Securities and Price:	3,166,551 at $17.40 per share
Securities Acquired (A) or Disposed of (D):	D
Amount of Securities Beneficially Owned Following Reported Transactions:	0
Ownership Form:	I
Nature of Indirect Beneficial Ownership:	See Footnote (1) in the Form 4

Signature	THIRD POINT LLC
By: DANIEL S. LOEB, Chief Executive Officer
By: /s/ William Song
Name: William Song
Title: Attorney-in-Fact